DUQUESNE LIGHT EXHIBIT 23.1

Independent Auditors’ Consent

We consent to the incorporation by reference in Registration Statement Nos. 33-52782, 33-63602 and 333-72408, and Post Effective Amendment No. 1 to Registration Statement Nos. 33-53563 and 33-53563-01 of Duquesne Light Company on Form S-3 of our report dated January 30, 2003 (February 6, 2003 as to Note 20), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for unbilled revenue, appearing in the Annual Report on Form 10-K of Duquesne Light Company for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP Pittsburgh, Pennsylvania March 26, 2003